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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Markwest Hydrocarbon, Inc.
Englewood, Colorado

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 5, 1996 relating to the financial statements of Basin Pipeline L.L.C. which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


BDO Seidman, LLP

Denver, Colorado
August 1, 1996